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                                                               EXHIBIT 99.(A)(4)

                                [CERTICOM LOGO]

September 27, 2001

Dear Option Holder:

     On behalf of Certicom Corp. (the "Company"), I am writing to provide you with the results of the Company's recent offer to exchange (the "Offer") outstanding options granted under the Certicom Corp. Stock Option Plan (the "Original Plan"), the Certicom Corp. 1997 Stock Option Plan, as amended as of October 19, 2000 (the "1997 Plan"), and the Certicom Corp. 2000 United States Stock Plan, as amended as of October 19, 2000 (the "2000 U.S. Plan," and with the Original Plan and the 1997 Plan, the "Plans") with an exercise price of
(USD) $10.00 or more (the "Options") for new options the Company will grant under the Plans (the "New Options"). All capitalized terms used in this letter which are not defined herein have the meanings given to those terms in the letter of transmittal (the "Letter of Transmittal") accompanying the Company's offer to exchange dated September 27, 2001 (the "Offer of Exchange").

     The Offer expired at 12:00 midnight, Eastern time, on October 25, 2001. Promptly following the expiration of the Offer and pursuant to the terms and conditions of the Offer, the Company accepted for exchange Options tendered to it for a total of _______________ Common Shares and canceled all such Options. The Company has accepted for exchange and canceled the number of Options tendered by you equal to the number of Option Shares set forth on Attachment A to this letter.

     In accordance with the terms and subject to the conditions of the Offer, you will have the right to receive a New Option under the applicable Plan for the number of Common Shares in accordance with the following ratios and as set forth on Attachment A: Options tendered with exercise prices equal to (USD)
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$23.00 or more will be exchanged at a ratio of one new option for each two old options tendered for exchange.  Options tendered with exercise prices equal to
(USD) $10.00 or more and less than or equal to (USD) $22.99 will be exchanged at a ratio of two new options for each three old options tendered for exchange. Options with exercise prices less than (USD) $10.00 that are required to be tendered pursuant to the terms of the offer will be exchanged at a ratio of one new option for each old option tendered for exchange. Also in accordance with the terms of the Offer, the terms and conditions of the New Option will be governed by the applicable stock option plan, as set forth in the Offer, and will include the following terms:

  . the per share exercise price of any new options granted to you will equal the last reported sale price of our common shares on the Nasdaq National Market or The Toronto Stock Exchange, as provided for in the applicable option plan, on the date we grant the new options; and

  . each of the new options will have a vesting schedule whereby twenty-five percent (25%) of the options shall vest immediately upon issue, and the remaining options shall vest monthly in an equal amount until fully vested on the second anniversary of the grant date.

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     In accordance with the terms of the Offer, the Company will grant you the
New Option on or after April 29, 2002. At that time, as described in the Offer to Exchange, you will receive a new option agreement executed by the Company.

     In accordance with the terms of the Offer, and as provided in the Plans, you must be an employee of the Company or one of its subsidiaries from the date you tendered options through the New Option grant date in order to receive your New Option. If you do not remain an employee, you will not receive a New Option or any other consideration for the Options tendered by you and canceled by the Company.

     If you have any questions about your rights in connection with the grant of a New Option, please contact Gregory M. Capitolo, at telephone: (510) 780-5400, fax: (510) 780-5401 or e-mail: stock_admin@certicom.com.

                                Sincerely,

                                ______________________________________________
                                Richard P. Dalmazzi, Chief Executive Officer

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